EXHIBIT 99.1

                    ONLINE SYSTEM SOFTWARE LICENSE AGREEMENT
                                     BETWEEN
                       EXCALIBUR TECHNOLOGIES CORPORATION
                                       AND
                                WEBADTV.COM, INC.


         This Online System Software License Agreement (this "Agreement") is made by and between Excalibur Technologies Corporation, a corporation organized and existing under the laws of the State of Delaware, with its principal place of business at 1921 Gallows Road, Suite 200 Vienna, VA 22182 ("Excalibur"), and webADTV.com, a corporation organized and existing under the laws of the State of Minnesota, with its principal place of business at 5501 Excelsior Boulevard, Minneapolis, MN 55416 ("webADTV"). This Agreement shall be effective on July 31, 2000 ("Effective Date").

         WHEREAS, Excalibur has developed proprietary software referred to and defined herein as "Licensed Product"; and

         WHEREAS, webADTV desires to integrate the Licensed Product into its commercially available Online System and to allow its customers to access the Licensed Product through said Online System; and

         WHEREAS, Excalibur is willing to grant webADTV the right to incorporate the Licensed Product into the Online System in exchange for license payments and other valuable consideration; and

         WHEREAS, webADTV desires and, subject to the payment of certain fees, Excalibur is willing to perform certain maintenance and support services; and

         NOW THEREFORE, in consideration of the mutual covenants, terms and conditions, and other valuable consideration contained herein, Excalibur and webADTV agree:

1.   DEFINITIONS.

In this Agreement, the following terms shall have the meaning specified.



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         1.1   AFFILIATE. The term, "Affiliate" means any majority owned
               subsidiary which is controlled by or under common control with a party to this Agreement.

         1.2 DOCUMENTATION. The term, "Documentation" shall include textual material, revised as appropriate to reflect updates, enhancements and custom work, consisting of End-User manuals relating to the installation and use of the Licensed Product which enables webADTV to operate the Licensed Product in accordance with the specifications contained therein.

         1.3 END-USER. The term "End-User" means a person who accesses the Licensed Product by accessing the Online System.

         1.4 ONLINE SYSTEM. The term "Online System" means webADTV's commercially available webADTV-branded online system which is a suite of products and services to be marketed and sold solely to the advertising agency industry.

         1.5 LICENSED PRODUCT. The term "Licensed Product" means the object code form of the Licensed Product identified on Schedule 1 attached hereto and all patches, updates, enhancements, revisions and new versions thereto that Excalibur may make generally available to its other customers.

         1.6 webADTV SUPPORT. The term "webADTV Support" shall mean the level of technical support provided to webADTV in support of End-Users of the Online System for which support fees shall be paid by webADTV to Excalibur described in Schedule 2 to this Agreement ("webADTV Support Description").

         1.7   TERM. The term "Term" shall have the meaning set out in Section
               14.

         1.8 TERRITORY. The term "Territory" means Worldwide.

2.   LICENSE.

         2.1 In accordance with the terms of this Agreement, Excalibur grants to webADTV, and webADTV accepts from Excalibur, the following licenses:

               2.1.2 A license to sublicense the Licensed Product, in binary code form, to end-users of the Online System but only for the purpose of accessing the Online System.



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

         2.2 Excalibur hereby grants to webADTV a non-transferable license in the Territory during the Term to:

               2.2.1 Install the object code form of the Licensed Product on an unlimited number of server machines that are part of the operational use, maintenance, backup or further development of the Online System.

               2.2.2 Perform demonstrations of the Licensed Product for webADTV's current or prospective customers for the Online System.

         2.3 Restrictions. The Licensed Product is licensed for an unlimited number of concurrent users. Use of the Licensed Product for internal or external uses other than those specified in subsections 2.1 and 2.2 , or use of the Licensed Product in online services other than the Online System or stand-alone applications is prohibited. Except for temporary copies of the Licensed Product created for program error verification, the Licensed Product may not be copied, distributed or modified by webADTV other than as set forth in this Agreement. A reasonable number of copies of the Licensed Product may be made for backup purposes. The Licensed Product and its related Documentation represent confidential information and trade secrets belonging to Excalibur and its licensors. Except as provided in the license grant in this Section 2, webADTV shall not make the Licensed Product available on a time-sharing or online service basis. webADTV shall not remove or alter any designation or mark on the Licensed Product.

         2.4 Use of Excalibur's Logo. Excalibur's trademarked graphical logo shall be displayed on webADTV's search pages that use the Licensed Product as well as the associated page where the search results are displayed for the purpose of specifically identifying that webADTV's search engine is RetrievalWare. The graphical logo shall be prominently displayed and shall be no less than one (1) square inch in size on a 1074 x 768 pixels computer monitor display. Excalibur's trademarked graphical logo is displayed as
               Schedule 3.

         2.5 Exclusivity. Upon execution of this Agreement, Excalibur agrees to refrain from marketing the Screening Room or related video indexing products to advertising agencies or companies that, to Excalibur's knowledge, plan to market Screening Room or the related video indexing products to advertising agencies for a period of eighteen



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               (18) months from the effective date of this Agreement. The exclusivity provision will remain in effect during the eighteen
               (18) month period provided that webADTV is current on all payment obligations due to Excalibur under this Agreement. Following the eighteen (18) month exclusivity period, webADTV may extend the exclusivity provision for one (1) additional eighteen (18) month period provided that at that time there are a minimum of four thousand five hundred (4,500) users of the Online System who are registered and paying for use of the Online System.

3.   OWNERSHIP.

         3.1 Subject to the licenses granted herein, Excalibur owns all right, title and interest in and to the Licensed Product.

         3.2 The Licensed Product and updates of the Licensed Product are proprietary to Excalibur, and title to them shall remain with Excalibur. All applicable common law and statutory rights in the Licensed Product and updates thereto, including, but not limited to, rights to confidential and trade secret material, source code, object code, trademarks, service marks, patents, and copyrights, shall be and will remain the property of Excalibur. webADTV shall have no right, title, or interest in such proprietary rights. Ownership of derivative works completed as a direct result of webADTV's input and not contemplated at that time as an enhancement to the Licensed Product by Excalibur will be discussed by the parties and mutually agreed upon on a case by case basis.

4.   DELIVERY OF LICENSED PRODUCT; DOCUMENTATION.

         4.1 Delivery of Code. Excalibur shall deliver the object code form of the Licensed Product to webADTV within ten (10) business days of the Effective Date.

         4.2 Documentation Provided. Excalibur has or will provide to webADTV two (2) hard copies and any available electronic copy of Documentation for the Licensed Product at no charge to webADTV.

         4.3 Reproduction of Documentation; Marking. webADTV shall be granted the right to make copies of all or any part of the Documentation for training of and use by its customers, subject to restrictions elsewhere set forth herein. webADTV will retain on all such copies of the Documentation all of Excalibur's trademarks, copyright, and other proprietary marking and legends.



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

         4.4 Documentation Updates. If the Documentation is updated, revised, enhanced, or otherwise modified, Excalibur will provide to webADTV at no charge, two (2) copies hard copies and an electronic copy of such revised Documentation indicating the changes being made. webADTV may also distribute such revised Documentation to its customers in connection with their access to and use of the Online System.

5.   GENERAL DUTIES OF webADTV.

         5.1 During the Term and any extension of this Agreement, webADTV agrees to use its commercially reasonable best efforts to actively promote and market in the Territory the Online System incorporating the Licensed Product. webADTV shall prominently feature the Excalibur and RetrievalWare logos on the Online System, and Excalibur shall not unreasonably withhold or delay its approval in advance of all such uses.

         5.2   Excalibur shall have no obligation to support End-Users.

         5.3 Upon execution of this Agreement by Excalibur and webADTV, webADTV and Excalibur shall jointly issue a general press announcement to mutually agreed upon publications. In addition, Excalibur shall have the right to use webADTV as a reference account in selected publications as agreed to by webADTV, which consent will not be unreasonably withheld or delayed. It shall not be deemed a breach of this Agreement for either party to unilaterally make public statements or to submit publicly-available reports regarding its transactions with the other party, including without limitation the terms of this Agreement but only if and to the minimum extent that any governmental agency legitimately and legally requires such statements or reports to be made.

6.   GENERAL DUTIES OF EXCALIBUR.

         6.1 Excalibur shall support webADTV's marketing activities in relation to the Licensed Product by providing, at no additional charge to webADTV, such advice and assistance, in relation to the Licensed Product as webADTV may reasonably request from time to time. Such assistance may include but shall not be limited to technical support in the preparation of proposals and operation and use of the Licensed Product, competitive product research and information, oral presentations to prospective End-Users, and joint marketing, sales, and promotional programs in which the parties agree to collaborate. The



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               foregoing notwithstanding, webADTV shall reimburse Excalibur for all reasonable and approved out of pocket expenses incurred by Excalibur in supporting and assisting webADTV as contemplated in this section; and Excalibur may decline to support and assist webADTV in the event that webADTV's requests therefore become burdensome or a drain on Excalibur's existing resources.

         6.2 Excalibur will assist webADTV in developing a business and marketing plan with specific goals for developing the markets for the Online System as well as meeting the sales objectives identified by the parties.

         6.3 During the Term, Excalibur will make updates, new releases and versions to the Licensed Product available to webADTV, without additional charge, contemporaneously with their availability to other Excalibur customers.

         6.4 Support. A more complete description of the services to be provided by Excalibur in support of the Licensed Product is described in Schedule 2. webADTV will be responsible for providing technical support to end-users of the webADTV system. Excalibur will provide two levels of support services to webADTV.

               6.4.1 For a period of one year from the Effective Date of this Agreement, Excalibur will provide one full-time dedicated engineer to support webADTV in assistance of ongoing and future development activities related to webADTV's use of the Licensed Product. The projects undertaken by the full-time dedicated engineer will be prioritized by webADTV's Chief Technical Officer. The cost for dedicated engineer support will be $150,000 per annum and will be invoiced on a quarterly basis in advance. Following the period of one year from the Effective Date of this Agreement, webADTV may elect to purchase the support services of one full-time dedicated engineer at a cost of $150,000 per annum for one (1) additional year.

               6.4.2 For a period of two years from the Effective Date of this Agreement, Excalibur will provide standard support consisting of telephone support, bug fixes and enhancements at no additional charge. Following the period of two years at no cost, webADTV may purchase standard support services set forth in Schedule 2 for the Licensed Product at a price determined by applying a factor of 10% to the total cumulative price of the Licensed Product set forth in Subsection 7.1.1 and 7.1.3.



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               6.4.3          webADTV will be provided administrative access to
                              servers.


7.   LICENSE AND SUPPORT FEES.

         7.1 In consideration of the license granted by Excalibur to webADTV under this Agreement, webADTV agrees:

               7.1.1 For the right to integrate the Licensed Product into its Online System and make no additional license payments during the Term:

                              (i) Upon the Effective Date, issue two hundred thousand (200,000) shares of its common stock valued at $2.50 per share. In the event that webADTV common stock shares are not publicly traded within thirty (30) months of the Effective Date and provided that Excalibur still holds the webADTV common stock, webADTV agrees to pay an amount of $
                                             500,000 to Excalibur in cash on the
                                             thirty (30) month anniversary of
                                             the Effective Date. In the event of
                                             a change in control of webADTV,
                                             whether by merger, acquisition, or
                                             otherwise, prior to webADTV's
                                             common stock being publicly traded,
                                             Excalibur may elect to receive the
                                             greater of: (a) $500,000 in cash
                                             less the price per share paid by
                                             the acquirer multiplied by the
                                             number of webADTV common shares
                                             held by Excalibur at the time of
                                             the acquisition; or (b) the price
                                             per share paid by the acquirer
                                             multiplied by the number of webADTV
                                             common shares held by Excalibur at
                                             the time of the acquisition.

                              (ii) within 30 days from the Effective Date, pay Excalibur $ 100,000.

                              (iii) within 10 days from the closing of webADTV's private placement, expected to close by October 31, 2000, pay Excalibur $ 400,000.

               7.1.2 For the right to receive dedicated engineering support more completely described in Schedule 2 to this Agreement:

                              (i) pay Excalibur a total of $150,000 in four (4) quarterly installments of $37,500 each. Each quarterly installment will be billed in advance and payment shall be due within thirty (30) days of receipt of the invoice.



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               7.1.3          Following the Term of this Agreement, webADTV may
                              continue to deploy the Licensed Product in the Online System and remit license payments to Excalibur in accordance with the pricing schedule set forth in Schedule 4 to this Agreement.

         7.2   Annual Audit

               7.2.1 At Excalibur's own expense and upon reasonable notice to webADTV, Excalibur shall be entitled to an annual audit of the records by an independent firm of certified public accountants, certifying that the account summary statements provided to Excalibur under this Agreement are a true and fair representation of the royalties and due. The independent auditor must be reasonably acceptable to both parties. Such auditor will execute a confidentiality agreement with webADTV and the auditor's report to Excalibur will not include any webADTV confidential materials.

               7.2.2 In the event that the reports provided and royalties paid to Excalibur are deficient, webADTV agrees to pay Excalibur the deficiency. In the event that the reports provided and royalties paid to Excalibur were deficient by ten percent (10%) or more of the royalty otherwise payable, webADTV agrees to pay Excalibur the deficiency as well as the reasonable costs of the independent auditor conducting the audit


8.  LIMITED WARRANTY AND DISCLAIMER OF LIABILITY.

         8.1 Excalibur warrants that it has, and on the Effective Date and during the Term will have, the full right and authority to enter into and perform under this Agreement.

         8.2 Excalibur warrants that the Licensed Product will substantially perform in accordance with the product specifications for a period of 90 days following its delivery to webADTV. In the event the Licensed Product fails to perform substantially in accordance with the product specifications, and Excalibur is unable to correct any material non-conformance within a reasonable period of written notification thereof by webADTV, webADTV's sole remedy shall be that upon demand Excalibur shall return to webADTV any and all cash and stock delivered to Excalibur pursuant to this Agreement.



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         8.3   Excalibur does not warrant that the functions contained in the
               Licensed Product or in any update will meet the requirements of webADTV or that the operation of the Licensed Product or update, alone or as part of the Online System, will be uninterrupted or error free.

         8.4 Excalibur represents and warrants that the Licensed Product is Year 2000 Qualified. "Year 2000 Qualified" means that the Licensed Product stores, processes (including sorting and performing mathematical operations), inputs, and outputs data containing date information correctly regardless of whether the data contains dates before, on, or after January 1, 2000 or during any leap year. Excalibur products which do not perform date manipulation, and which do not alter any date information that flows through them, are also considered Year 2000 Qualified.

         8.5 Excalibur warrants that the Licensed Product and Documentation delivered to webADTV under this Agreement shall not infringe on any United States patent or copyright, or trade secret or trademark right of any third party. To the extent this material contains matter proprietary to a third party, Excalibur shall obtain a license from the owner permitting the use of such matter and granting Excalibur the right to sub-license its use.

        8.6 Excalibur expressly warrants that no portion of the Licensed Product contains or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, Licensed Product lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to assess modify, delete, damage or disable the Online System or the related computer system. Excalibur further warrants that it will not impair the operation of the Licensed Product in any way other than by order of a court of law.

         8.7 THE WARRANTIES CONTAINED IN SECTIONS 8.1 THROUGH 8.4 ARE MADE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED; AND EXCALIBUR HEREBY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Only an authorized officer of Excalibur may make modifications to this warranty or additional warranties binding on Excalibur, and such modifications or additional warranties must be in writing. Accordingly, additional statements such as those made in advertising or presentations, whether oral or written, do not



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               constitute warranties by Excalibur to webADTV and should not be relied upon as such.

9.  INDEMNIFICATION.

         9.1 Excalibur shall indemnify webADTV and any of its employees or agents against all liabilities, claims and legal costs (including reasonable attorneys' fees) arising from any claim or suit alleging infringement by the Licensed Product, in a use within the scope of this Agreement, of any United States patent or copyright, or the trade secret or trademark rights of any third party. Excalibur's obligations hereunder will survive any expiration or termination of this Agreement. webADTV shall promptly notify Excalibur of any third party claim or suit and Excalibur shall have sole control of the defense of any such action and all negotiations for its settlement or compromise. webADTV may participate at its own expense in the defense of any such action of such claim is against webADTV. The foregoing represents Excalibur's entire liability to webADTV in connection with claims alleging intellectual property infringement by the Licensed Product. The Excalibur shall have no liability for any claim under this section if a claim for patent, copyright, license, or trade secret infringement is based on the modification or use of the Licensed Product or any update or derivative work thereto by webADTV.

         9.2 If a third party infringement claim is sustained in a final judgment from which no further appeal is taken or possible, and such final judgment includes an injunction prohibiting webADTV from continued use of the Licensed Product or portions thereof, Excalibur shall, at its sole election and expense:

               9.2.1 procure for webADTV the right to continue to use the Licensed Product pursuant to this Agreement;

               9.2.2 replace or modify the Licensed Product to make it non-infringing, provided that the modifications or substitutions will not materially and adversely affect the Licensed Product's performance or lessen its utility to webADTV; or

               9.2.3 if none of the above options is reasonably available, refund to webADTV all amounts paid to Excalibur by webADTV which represent fees paid for future use of Licensed Product or for future services from Excalibur.



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         9.3   webADTV, at its own expense, will indemnify, hold harmless, and defend Excalibur from any suit, action, loss, damage or other expense arising out of or in connection with any claim that a derivative work or other changes made to the Licensed Product other than by Excalibur infringes any United States patent, copyright, trademark, trade secret or other proprietary right of a third party; provided that webADTV is promptly notified in writing of such a claim and is granted the right to control the defense of all such claims and to settle them. In no event shall Excalibur settle any such claim, lawsuit, or proceeding without webADTV's prior approval. webADTV shall have no liability for any claim under this section to the extent that such claim is based on (i) the Licensed Product, (ii) the modifications of the Licensed Product made by or on behalf of Excalibur, or (iii) modifications of a Derivative Work of the Licensed Product made by or on behalf of Excalibur.

10. CONFIDENTIALITY.

         10.1 Each party shall use the same degree of care to prevent disclosure of Confidential Information to any other person as its uses to protect other information of a similar nature which it owns or possesses, but in no event less than reasonable care, unless disclosure is required by law. Each party shall not use such information, nor disclose such information to any third party, except to the extent that will enable webADTV to exercise its rights and to fulfill its obligations under this Agreement, including the right to disclose such information as may be necessary in promoting the Licensed Product to prospective End-Users in the Territory. "Confidential Information" shall mean information in tangible form that is clearly marked as confidential or information in oral or other intangible form that is be identified as confidential at the time of disclosure, or is summarized in tangible form clearly marked as confidential and delivered to the recipient within ten (10) calendar days thereafter. Confidential Information also includes source code whether or not marked and information which the recipient knows or should have known to be confidential, but does not include information which is or becomes available without restriction to the recipient or any other person through no wrongful act.

         10.2  The obligations in Section 10.1 will apply for a period of three
               (3) years from the date of disclosure. The obligations above shall not apply to any such information that has been disclosed in publicly available sources; is, through no fault of the party receiving the Confidential Information, hereafter disclosed in a publicly available source; is independently developed; is in rightful possession of the



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               party receiving the Confidential Information without an
               obligation of confidentiality; or is required to be disclosed by operation of law. The recipient may disclose Confidential Information to its affiliates or contractors with a legitimate need to know who agree in writing to confidentiality obligations consistent with this Agreement. All materials to the extent containing Confidential Information are and remain the disclosing party's property, and upon no longer having a right to such Confidential Information, the receiving party will promptly destroy, or at the receiving party's option return them, and all copies of them, less a single archival copy.

         10.3 Excalibur represents and webADTV hereby acknowledges that the Licensed Product and updates of the Licensed Product which are embodied on magnetic or other storage media contains confidential and trade secret material. webADTV, its employees, and agents agree that they will not attempt to de-compile or disassemble the object code portions of the Licensed Product or updates. webADTV further agrees to use all reasonable efforts to ensure that its employees and agents observe this Subsection 10.3.

         10.4 Except as otherwise specified in Section 3.2, this Agreement does not restrict either party from developing, improving, or marketing competitive products or services, so long as a party does not infringe the intellectual property rights of the other party. This Agreement does not restrict the assignment of employees within either party to any other department, division, subsidiary or Affiliate of a party hereto. Nothing contained in this Agreement shall be construed as to prohibit employees of the recipient who have been exposed to the Confidential Information from using residual knowledge, provided that, a) no direct reference is made to Confidential Information in tangible form, and b) the recipient, in good faith, does not recall that the residual knowledge was acquired as a result of exposure to the Confidential Information. "Residual knowledge" shall mean information in intangible form that is retained as part of a person's general skill, knowledge talent or experience from exposure to the Confidential Information.

11. PROPRIETARY NOTICES.

         11.1 webADTV will place appropriate copyright notices in the Online System stating that portions are the copyrighted work of Excalibur. Furthermore, webADTV agrees not to remove the copyright and other



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               proprietary notices contained in the Licensed Software and updates as delivered by Excalibur hereunder.

12. LIMITATION OF REMEDIES.

         12.1 IN NO EVENT SHALL EITHER PARTY OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, AGENTS, EMPLOYEES OR ADVISORS BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING WITHOUT LIMITATION, FOR ANY LOSS OF USE, PROFIT OR REVENUE, INCURRED OR SUFFERED, IN CONNECTION WITH SUCH PARTY'S PERFORMANCE HEREUNDER. THE LIABILITY OF EITHER PARTY FOR ANY CLAIM, LIABILITY, DAMAGE, PENALTY, LOSS OR EXPENSE UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNT PAID BY WEBADTV TO EXCALIBUR HEREUNDER. THE PROVISIONS OF THIS SECTION 12.1 SHALL BE SUBJECT TO, AND SHALL NOT LIMIT, THE PROVISIONS OF SECTIONS 8 AND 9 OF THIS AGREEMENT.

13. TAXES.

         13.1 webADTV shall, in addition to other amounts payable under this Agreement, pay all taxes, levied or imposed by reason of the transactions contemplated in this Agreement. webADTV shall promptly pay to Excalibur an amount equal to any such tax(es) actually paid or required to be collected or paid by Excalibur unless webADTV provides proof of an exemption. However, Excalibur shall be liable for payment of all taxes levied on its net income or taxes arising out of or related to this Agreement for which it receives a credit or other reimbursement.

14. AGREEMENT TERM.

         14.1 This Agreement, and all licenses granted herein, shall commence on the Effective Date and shall, unless terminated pursuant to
               Section 15, be in effect for a period of three (3) years from the Effective Date. webADTV may elect to renew or extend this Agreement, and the licenses, on an annual basis by paying to Excalibur the license fees described in Schedule 4.

15. DEFAULT AND TERMINATION.

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         15.1  Excalibur may terminate this Agreement if webADTV fails to make timely payments to Excalibur of the amounts set forth in this Agreement (including its attachments) and has not cured such default within thirty (30) days following written notice thereof by Excalibur.

         15.2 Either party may terminate this Agreement thirty (30) days after giving the other party written notice of the occurrence of one of the following and a sixty day opportunity to cure: (i) the other party materially defaults on any of its obligations under this Agreement; or (ii) the other party becomes insolvent, declares bankruptcy or is petitioned into bankruptcy; or (iii) the other party ceases or threatens to cease the operations of its business in the normal course.

         15.3 Without limiting any of the provisions contained in Sections 15.1 or 15.2, in the event of termination as a result of webADTV's failure to comply with any of its obligations under this Agreement, webADTV shall continue to be obligated for any payments due as of the date of termination. Termination of the license shall be in addition to, and not in lieu of, any equitable remedies available to the parties.

         15.4 Sections 8, 9, 10, 11, 12, 13, 15.3, and the ownership provision of Section 3 shall survive termination of this Agreement.

16. GENERAL.

         16.1 Independent Contractor. It is understood that each party is an independent contractor and not partner, joint venturer or agent of the other. Neither party may act on behalf of nor bind the other party in any manner whatsoever.

         16.2 Notices. Notices to the parties to this Agreement shall be sent by certified mail, return receipt requested, or other method providing for proof of delivery, to their respective addresses as first set forth at the beginning of this Agreement, but either party may from time to time change such address by written notice to the other party. As for all notices sent to webADTV under this Agreement, Excalibur will send an additional copy to:

                      General Counsel
                      WebADTV.com, Inc.
                      5501 Excelsior Boulevard
                      Minneapolis, MN  55416

         16.3 Governing Law and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Virginia. Any dispute hereunder shall be brought in the state or federal courts in Northern Virginia as though between residents of that Commonwealth.

         16.4 Assignment. No assignment of this Agreement will be valid without the prior written consent of the other party which will not be unreasonably withheld, provided however, that the assignment of a party's rights and obligations hereunder to an Affiliate shall not be deemed an assignment hereunder. The assignment of a party's rights and obligations hereunder pursuant to a change of control, merger or acquisition of a majority of the equity of that party shall not be deemed an assignment and shall not need approval of the other party unless such transaction is with a direct competitor of the non-assigning party. This Agreement shall be binding upon and inure to the benefit of any permitted successor or assigns.

         16.5 Force Majeure. Neither party shall be liable for failure to fulfill its obligations under this Agreement or any purchase order issued hereunder or for delays in delivery due to causes beyond its reasonable control, including, but not limited to acts of God, acts or omissions of the other party, man-made or natural disasters, material shortages, strikes, delays in transportation or inability to obtain labor or materials through its regular sources. The time for performance of any such obligation shall be extended for the time period lost by reason of the delay.

         16.6 Severability. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective without invalidating the remaining provisions hereof, provided the intent of the parties has not been materially frustrated.

         16.7 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between the parties including without limitation, the Prior License Agreement for Online Services previously executed between Excalibur and Intelefilm Corporation having an effective date of November 30, 1999. Amendments to this Agreement must be in writing, signed by both parties.

         16.8 Authority. Excalibur and webADTV represent and warrant that the execution, delivery and performance of this Agreement have been duly authorized and that no further action, including without limitation, the vote or consent of their respective Boards of Directors or other controlling bodies, is necessary to make this Agreement valid and binding upon them and legally enforceable against them.

         16.9 Affiliates. Any webADTV subsidiary or Affiliate may place orders or otherwise operate under this Agreement and thereafter will become a party to this Agreement. webADTV hereby guarantees the performance of its subsidiaries and Affiliates under this Agreement.

         16.10 Counterparts. This Agreement may be executed in counterparts each of which may be designated an original and all of which taken together shall constitute one and the same instrument.















IN WITNESS WHEREOF, the parties hereto have signed this Agreement.

AGREED:                                              AGREED:

EXCALIBUR TECHNOLOGIES                      WEBADTV, INC.:
CORPORATION:

/s/ Patrick Condo                           /s/ James Gilbertson
----------------------------------          ------------------------------------
Signature                                   Signature

Patrick Condo                               James Gilbertson
----------------------------------          ------------------------------------
Name                                        Name

President and CEO                           President and CEO
----------------------------------          ------------------------------------
Title                                       Title

July 31, 2000                               July 31, 2000
----------------------------------          ------------------------------------
Date                                        Date

Schedules to this Agreement
---------------------------
Schedule 1:  Licensed Product.
Schedule 2:  webADTV Support Description.
Schedule 3:  Excalibur's Trademarked Graphical Logo.
Schedule 4:  Licensed Product Unit Pricing

                                   SCHEDULE 1
                                LICENSED PRODUCT


Excalibur Screening Room (including SDK)
Excalibur RetrievalWare
Excalibur RetrievalWare SDK

                                   SCHEDULE 2

                                     webADTV
                               SUPPORT DESCRIPTION

DEDICATED SUPPORT:
For a period of one (1) year from the Effective Date of this Agreement, Excalibur will provide one (1) full-time dedicated engineer to support webADTV in assistance of ongoing and future development activities related to webADTV's use of the Licensed Product. This support will be directed by webADTV and will include, but is not limited to the following:

o The dedicated resources will have access to internal Excalibur reporting systems and provide status updates to webADTV on problem reports, system enhancement request, etc.
o The dedicated resources will provide webADTV with monthly updates as to any new features and/or functionality incorporated in the product line
o The dedicated resource will have access to both the Licensed Product code lines and applicable webADTV code lines and work directly with the Excalibur development engineers and the webADTV development team to resolve any product issues

Support shall be limited to programs that make use or plan to make use of the Licensed Product. These services shall be in addition to the services normally provided through the maintenance provisions of the Agreement. webADTV agrees that Excalibur Technologies will own all rights to any unique/critical engineering and integration capabilities made to the Licensed Product.

STANDARD SUPPORT:
webADTV is required to designate no more than two points of contact ("POCs") to the Excalibur Product Support organization. The names of the POCs will be entered into the Excalibur product support database. The POCs will be responsible for the communication of problems with the Licensed Product to Excalibur and the dissemination within webADTV's organization of resolutions thereof. Likewise, Excalibur shall designate one POC within its US support organization to receive calls on webADTV's behalf. The Excalibur POC shall be responsible for logging each support incident reported by webADTV's POC, assigning the Severity Levels described below, and enacting the Escalation Procedure also described below.

Support and Maintenance Services consist of the following:

Hot-Line Support
----------------

Excalibur will consult with webADTV for a reasonable amount of time by telephone during normal business hours to assist with the use of the Licensed Product by answering questions and discussing problems. Normal business hours are defined as Monday through Friday, 9:00 AM to 5:00 PM, PST, excluding major holidays observed by Excalibur. Such telephone consulting shall be enacted by a single POC designated by Excalibur from time to time. This POC will assign one of the following Severity Levels to each new incident logged:

         Severity 1 - Minor implementation questions, fix delivery and instructions, performance review questions, documentation questions, GUI questions, known bug fixes.

         Severity 2 - Query processing errors, new bugs identified, system performance issues.

         Severity 3 - Errors/bugs rendering system unusable.

Additionally, the Excalibur POC shall enact the following Escalation Procedure as necessary:

         Level 1 Telephone Consultant (usually POC)
         Level 2 Senior Engineer - If incident is not resolved in 5 days.
         Level 3 Technical Management - If incident is not resolved in 10 days.

Enhancements
------------

Excalibur will supply program code to correct or bypass any reproducible errors in the Licensed Product which causes it to deviate materially from the specifications for the Licensed Product contained in the related user manuals. Notification of all enhancements to the Licensed Product will be made to the appropriate holders of licenses for the use of the Licensed Product. If a user of the Licensed Product desires the enhancement, it will generally be made available at no additional charge.

Future Releases (Updates)
-------------------------

Excalibur will supply webADTV with future releases of the Licensed Product. As long as a user of the Licensed Product is an active participant in the support and maintenance program, future releases will be made available at no additional charge. New products are not included.

On-Site Support
---------------

Excalibur will investigate and correct suspected errors at its offices to the extent possible. If Excalibur cannot duplicate the error condition at its office, Excalibur, at webADTV's request, may travel to webADTV's place of business to attempt to resolve the matter. In such an event, the Excalibur will be paid for the reasonable travel and living expenses of the Excalibur's employee dispatched to resolve the problem. If Excalibur determines that a suspected software error is attributed to webADTV's negligence, Excalibur will be paid for the work on a time and materials basis in accordance with the Excalibur's standard rates.


SERVICE PLAN

------------------------------------------------ -------------------------------
SERVICE                                                   SERVICE PLAN
------------------------------------------------ -------------------------------
Hot line telephone support                       8:00 AM to 5:00 PM customer's
                                                    local time, Mon. - Fri.
------------------------------------------------ -------------------------------
Designated number of support contacts                          2
------------------------------------------------ -------------------------------
Direct access to Product Support Specialists                  Yes
------------------------------------------------ -------------------------------
Toll-Free Telephone Number                                    Yes
------------------------------------------------ -------------------------------
Real-Time Problem Reporting Via E-Mail                        Yes
------------------------------------------------ -------------------------------
Periodic Maintenance Releases                                 Yes
------------------------------------------------ -------------------------------
Access to FTP Server                                          Yes
------------------------------------------------ -------------------------------
Support Fee Per Year                                          10%
------------------------------------------------ -------------------------------

                                   SCHEDULE 3

                     EXCALIBUR'S TRADEMARKED GRAPHICAL LOGOS




[LOGO] EXCALIBUR


[LOGO] POWERED BY EXCALIBUR(R)


[LOGO] RETRIEVAL WARE(TM)

                                   SCHEDULE 4

                          LICENSED PRODUCT UNIT PRICING


Following the initial three year Term of this Agreement, webADTV may continue to deploy the Licensed Product in the Online System and make license payments to Excalibur according to the following schedule:


 ----------------------- ------------------------- -----------------------------
   Product Description        Cost per Unit            Unit of Measurement
 ----------------------- ------------------------- -----------------------------
    Video Asset Server           $19,560                      Server
 ----------------------- ------------------------- -----------------------------
      Capture Client              1,980                       Client
 ----------------------- ------------------------- -----------------------------
       Edit Client                2,160                       Client
 ----------------------- ------------------------- -----------------------------
      Browser Client                21                         User
 ----------------------- ------------------------- -----------------------------

All such license payments will be paid in arrears to Excalibur by webADTV on a quarterly basis with payment occurring within thirty (30) days after the end of webADTV's business quarter. For purposes of this Agreement a webADTV business quarter shall be defined as the end of webADTV's accounting month in March, June, September, and December of each calendar year.